UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 4, 2007 (November 28, 2007)

JK ACQUISITION CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-32574	87-0745202
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)
4400 Post Oak Parkway, Suite 2530, Houston, Texas 77027
(Address of principal executive offices) (Zip Code)
(713) 978-7557
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 FR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation of a Registrant
On November 29, 2007, James P. Wilson, Chief Executive Officer and Chairman of the board of directors of JK Acquisition Corp. (the “Company”), and Keith D. Spickelmier, President and a Director of the Company, agreed to advance the Company an aggregate of $125,000 on a short-term basis pursuant to the terms of advance letter agreements between the Company and each of Messrs. Wilson and Spickelmier (the “Advances”). The advance letter agreements are included herewith this Form 8-K as Exhibits 99.1 and 99.2.
The amounts advanced by Messrs. Wilson and Spickelmier are as follows: James P. Wilson: $68,750.00 and Keith D. Spicklemier: $56,250.00 (each individually, a “Lender” and referred to collectively as the “Lenders”). Proceeds from each of the advances will fund the Company’s ongoing continuing operating expenses and certain fees, costs and expenses in connection with the Company’s proposed merger with Multi-Shot, LLC. Under the terms of the Advances issued by the Company to each Lender, the Company will: (i) pay no interest to the Lenders and (ii) the amounts of the Advances are due on the earlier of (a) the consummation of the merger with Multi-Shot, LLC and (b) the consummation of a business combination other than with Multi-Shot, LLC. In the event the Company fails to complete a business combination with either Multi-Shot, LLC or any other entity (I) by October 10, 2007 or, (II) if a letter of intent, agreement in principle or definitive agreement is executed, but not consummated, by October 10, 2007, then by April 10, 2008, then the Company shall not be required to repay the Advances. Messrs. Wilson and Spickelmier have waived any recourse against the Company’s trust account with respect to the Advances in the event that a business combination is not consummated by the Company in a timely manner as described herein above.
Item 3.01 Notice of Failure to Satisfy a Continued Listing Rule or Standard.
On November 27, 2007, the American Stock Exchange (“Amex”) issued a warning letter to the Company regarding the Company’s current noncompliance with certain listing requirements set forth in the Amex Company Guide (the “Company Guide”). The warning letter indicated that the Company is not in compliance with Section 121(A) of the Company Guide, which requires each listed company to have a sufficient number of independent directors such that at least a majority of directors are independent, and 121(B)(2)(a) of the Company Guide, which requires each listed company to have an audit committee composed of at least three independent directors. The Company currently has one independent director who serves on the Company’s audit committee. Under Section 809(b) of the Company Guide, the Company was required to comply with the independent director requirements within one year of the date of its initial listing on Amex, May 11, 2006. The Company was not in compliance on May 11, 2007 and is not currently in compliance. The Company’s failure to notify Amex of such noncompliance violated Section 803(a) of the Company Guide, which required notification of Amex when the Company became aware of its noncompliance with the independent director requirements.
The Company intends to take corrective action to address its noncompliance with Amex requirements in connection with its proposed merger with Multi-Shot, LLC. It is anticipated that the Company’s shareholders will vote on the proposed merger with Multi-Shot, LLC on January 9, 2008. In connection with the Company’s proposed merger with Multi-Shot, LLC, the Company’s board of directors will be composed of up to seven members, and it is anticipated that the majority of the members will qualify as independent directors. Further, in connection with the proposed merger, new members of the Company’s audit committee will be appointed and it is anticipated that at least three of the new members will qualify as independent directors.
In light of the proposed corrective actions to be taken in connection with the proposed merger with Multi-Shot, LLC, Amex has given the Company until January 31, 2008 to regain compliance with Amex requirements. As a result, Amex will not undertake certain procedures set forth in Section 1009 of the Company Guide unless the Company fails to regain compliance with Amex requirements by January 31, 2008.
On December 4, 2007, the Company issued a press release regarding the warning letter as required by Section 1009(j) of the Company Guide. The press release is attached to this report as Exhibit 99.3.
Item 9.01. Financial Statements and Exhibits
     (d) Exhibits:

Exhibit No.	Description

99.1	Advance Letter Agreement, dated November 29, 2007, between the Company and James P. Wilson.
99.2	Advance Letter Agreement, dated November 29, 2007, between the Company and Keith D. Spickelmier.
99.3	Press Release dated December 4, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JK ACQUISITION CORP.
Date: December 4, 2007	By:	/s/ James P. Wilson
		Name:	James P. Wilson
		Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Advance Letter Agreement, dated November 29, 2007, between the Company and James P. Wilson.
99.2	Advance Letter Agreement, dated November 29, 2007, between the Company and Keith D. Spickelmier.
99.3	Press Release dated December 4, 2007